Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Company Trust:

We consent to the use of our report dated March 22, 2005, with respect to the consolidated balance sheet of Macquarie Infrastructure Company Trust as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the period from April 13, 2004 (inception) to December 31, 2004, and our report dated March 22, 2005, with respect to the consolidated balance sheet of North America Capital Holding Company as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the periods January 1, 2004 through July 29, 2004, July 30, 2004 through December 22, 2004, and for each of the years in the two-year period ended December 31, 2003, both of which reports are included in the Macquarie Infrastructure Company Trust annual report on Form 10-K filed on March 24, 2005, which is incorporated herein by reference.

KPMG LLP

Dallas, Texas
May 25, 2005